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Exhibit 5.2

[Letterhead of Tapia Linares y Alfaro]

June 19, 2003

Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
U. S. A.

Registration Statement on Form S-3/F-3

Dear Sirs:

        In connection with the Registration Statement on Form S-3/F-3 (the "Registration Statement") relating to the registration with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, by Carnival Corporation, a Panamanian corporation (the "Company"), Carnival plc, a public limited company incorporated under the laws of England and Wales ("Carnival plc"), and P&O Princess Cruises International Limited, a private company limited by shares incorporated under the laws of England and Wales ("POPCIL"), of the resale by the selling stockholders named in the Registration Statement of (i) up to $889,000,000 aggregate principal amount at maturity of Carnival Corporation's Senior Convertible Debentures due 2033 (the "Debentures"), (ii) up to 20,896,657 shares of the Company's common stock, par value $0.01 per share ("Carnival Corporation Common Stock"), (iii) up to 20,896,657 trust shares of beneficial interest ("Trust Shares") in the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands, which Trust Shares are paired with the shares of Carnival Corporation Common Stock on a one-for-one basis and represent a beneficial interest in a special voting share of Carnival plc (the "P&O Princess Special Voting Trust"), (iv) a guarantee by Carnival plc of Carnival Corporation's contractual monetary obligations under the Debentures pursuant to the Carnival plc Deed of Guarantee between Carnival Corporation and Carnival plc, dated as of April 17, 2003 (the "Carnival plc Guarantee"), and (v) a guarantee by POPCIL of Carnival Corporation's indebtedness and related obligations under the Debentures pursuant to the P&O Princess Cruises International Limited Deed of Guarantee among Carnival Corporation, Carnival plc and POPCIL, dated as of June 19, 2003 (the "POPCIL Guarantee"), we have been requested to render our opinion as to the legality of the securities being registered thereunder. The shares of Carnival Corporation Common Stock and the Trust Shares are issuable upon conversion of the Debentures, and the Registration Statement also registers the resale of an indeterminate number of additional shares of Carnival Corporation Common Stock and additional Trust Shares that may result from adjustments to the conversion rate under the Debentures.

        The Debentures were issued under a Third Supplemental Indenture (the "Third Supplemental Indenture"), dated as of April 29, 2003, between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"), and an Indenture (the "Indenture"), dated as of April 25, 2001, between the Company and the Trustee. The Debentures, the Carnival Corporation Common Stock, the Trust Shares, the Carnival plc Guarantee and the POPCIL Guarantee are hereinafter called, collectively, the "Securities."

        In this connection we have examined (i) originals, photocopies or conformed copies of the Registration Statement, including the exhibits and amendments thereto, (ii) the Indenture, the Third Supplemental Indenture, the Carnival plc Guarantee, the POPCIL Guarantee and the voting trust deed dated April 17, 2003 by and between the Company and The Law Debenture Trust Corporation (Cayman) Limited, pursuant to which the Company and The Law Debenture Trust Corporation established the P&O Princess Special Voting Trust (the "Voting Trust Deed") (collectively, the "Documents"), filed as exhibits to the Registration Statement, (iii) records of certain of the Company's corporate proceedings relating to, among other things, the issuance and sale of the Securities, and (iv) copies of the Articles of Incorporation and By-Laws of the Company and all amendments thereto, and copies of certain other corporate records and documents. In addition, we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereinafter expressed. In connection with such investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as photocopies or conformed copies. We have relied as to matters of fact upon certificates of officers of the Company.

        In rendering the opinion set forth below, we have assumed that (i) the Documents have been duly authorized by the parties thereto other than the Company ("Other Parties"), and have been executed and delivered by the Other Parties, and (ii) the Documents each represent a valid and binding obligation of the Other Parties under the laws of their respective jurisdictions of incorporation.

        Based on the foregoing, we are of the opinion that:

  1.
  The execution and delivery of the Documents, the performance of the Company's obligations thereunder, the execution, issuance and delivery of the Securities, as applicable, and the performance of the Company's obligations thereunder have been duly authorized by the Company.

  2.
  The Carnival Corporation Common Stock issuable upon conversion of the Debentures have been duly authorized and reserved for issuance and will be validly issued, fully paid and nonassessable, when issued upon conversion of the Debentures in accordance with the terms of the Debentures, the Indenture and the Third Supplemental Indenture.

  3.
  Neither distributions to the holders of the Carnival Corporation Common Stock nor the interest paid on the Debentures will be subject to taxation under the laws of Panama. Also, the Company's income will not be subject to significant taxation under the laws of Panama, as long as the Company's income is produced outside the territory of the Republic of Panama.

  4.
  The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Republic of Panama.

  5.
  The Company has full power and authority under the laws of the Republic of Panama and its Articles of Incorporation to execute, deliver and perform its obligations under the Documents and to issue and deliver the Securities.

  6.
  The execution, delivery and performance of the Documents by the Company and the issuance and delivery of the Securities by the Company do not violate the Articles of Incorporation, Bylaws or other organizational documents of the Company or the laws of the Republic of Panama applicable thereto.

        We are members of the Bar of the Republic of Panama. We express no opinion as to matters of law other than the laws of the Republic of Panama.

        We hereby consent to the use of our name in the Registration Statement and in the prospectus therein, and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Mario E. Correa

Mario E. Correa

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  Exhibit 5.2
[Letterhead of Tapia Linares y Alfaro]
Registration Statement on Form S-3/F-3